Exhibit 99.1

Greenbacker Renewable Energy Company LLC Announces September 30, 2017 Net Asset Value Per Share and Revised Share Offering Prices

New York, NY – October 27, 2017 - Greenbacker Renewable Energy Company LLC (the “Company”) announced today that its Board of Directors (“Board of Directors”) approved the September 30, 2017 net asset value per share for Class A and I shares of common stock of $8.64, respectively, an increase of $0.01 per share from the prior quarter end’s valuation. In addition, the Board of Directors approved the September 30, 2017 net asset value per share for Class C shares of common stock of $8.42, an increase of $0.01 per share from the prior quarter. Due to the changes in net asset value per share, the Company revised the per share offering price for each class of shares effective November 3, 2017, to the following - $9.735 per Class A share, $9.089 per Class C share and $8.943 per Class I share.

The Company’s Board of Directors also authorized cash distributions payable on December 1, 2017, January 2, 2018 and February 1, 2018 to shareholders of record as of November 30, 2017, December 29, 2017, and January 31, 2018, respectively, of $0.00166902 per share, per day for Class A and I shares and $0.00162648 per share, per day for Class C shares, in each case to maintain the distribution rates from the prior quarter.

About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company is a publicly registered, non-traded limited liability company that owns and operates a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable investments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in the Company‘s expectations.

Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company LLC

917-309 -1234